THE
VAZQUEZ
LAW FIRM

Peter J. Vazquez Jr.
NJ & NY Bars

Steven L. Vazquez
OF COUNSEL
NJ & NY Bars

September 16, 2012

Board of Directors
Advanced Credit Technologies, Inc.
1915 Plaza Drive, Suite 202
Egan, Minnesotta 55122

Re: Advanced Credit Technologies, Inc.

Dear Sir or Madam:

This firm is acting as counsel to Advanced Credit Technologies, Inc. (the "Company") in connection with its registration statement on the Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to the registration of 2,000,000 shares of the common stock, par value $0.001 per share (the "Common Stock") of the Company (the "Shares"), issueable under the Advanced Credit Technologies, Inc. Consultant Stock Compensation Plan 2012-2013 (the "Plan").

For the purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinfater expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. As to all matters of fact, we have relied upon the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We have reviewd the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission relating to the Shares pursuant to the Plan. We have also reviewed any any other documents, corporate records and/or other instruments which we deemed necessary for the purposes of this opinion.

We are of the opinion that the Company is a corporation duly organized and validly existing under the laws of the State of Nevada. We have confirmed with the Nevada Secretary of State that the Company is in good standing.

We are also of the opinion that the Shares which may be issued under the Registration Statement are legal under the laws of the State of Nevada, are duly authorized shares of the Company's common stock, and, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

TEL 862.210.8424
FAX 862.210.8451

197 FAIRFIELD ROAD
FAIRFIELD, NEW JERSEY 07004

vazquezlawyer@gmail.com
www.vazquezfirm.com

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are an "expert" within the meaning of the Act.

Very truly yours,

PETER J. VAZQUEZ, JR.

PJV/def